UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2006

RENAISSANCE LEARNING, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-22187	39-1559474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2911 Peach Street P.O. Box 8036 Wisconsin Rapids, Wisconsin (Address of principal executive offices)	54495-8036 (Zip code)

                    (715) 424-3636

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Definitive Agreement.

Renaissance Learning, Inc., a Wisconsin corporation (the “Company”), entered into a severance agreement dated as of February 15, 2006 (the “Severance Agreement”) with John R. Hickey, the Company’s President and Chief Executive Officer.  Under the terms of the Severance Agreement, Mr. Hickey will resign from all offices and positions he holds with the Company and its affiliates, including his positions as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board of Directors”), effective as of the close of business on February 15, 2006.

The Severance Agreement provides that Mr. Hickey will receive two years salary continuation at his current annual salary rate of $457,000.  During the two-year salary continuation period, Mr. Hickey has agreed to periodically consult with the Company and to provide such information and assistance to the Company with respect to matters with which he was familiar while employed by the Company.  During that same period, Mr. Hickey has also agreed not to compete with the Company or to attempt to hire away any Company employees or consultants.

Under the terms of the Severance Agreement, Mr. Hickey’s health insurance benefits will continue for two years.  The Company will pay 100% of the costs of such health insurance coverage for the first 18 months; during the last six months, the Company will pay an amount equal to the employer’s share of health insurance coverage the Company normally pays for full-time employees.  These insurance benefits will terminate if Mr. Hickey becomes eligible for coverage from a subsequent employer.  The Company has also agreed to pay Mr. Hickey $126,223 for his accrued, but unused vacation time.

The Company has agreed to purchase the 79,872 shares of common stock of the Company that Mr. Hickey holds at a total purchase price of $1,419,325, which is calculated based on a per share price of $17.77, the NASDAQ closing price on February 15, 2006 (the “Closing Price”).  The Company has also agreed to purchase Mr. Hickey’s in-the-money stock options for 214,687 shares of common stock of the Company at a total purchase price of $992,701 which is calculated based on the difference between the Closing Price and the exercise price of each stock option.  Mr. Hickey’s remaining options for 305,506 shares of common stock of the Company (i.e., those options not purchased by the Company) may continue to be exercised for a period of 90 days from the date of termination of his employment.

Mr. Hickey has agreed that if he breaches any of the provisions of the Severance Agreement, the Company may recover all monies paid to him under the Severance Agreement for salary continuation and health insurance benefits and suspend any future such payments to him.

The description of the above-referenced Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the document, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 15, 2006, Mr. Hickey resigned as the Company’s President and Chief Executive Officer and as a member of the Board of Directors.  The terms of Mr. Hickey’s Severance Agreement are described in Item 1.01 above.

Effective on February 15, 2006, Terrance D. Paul, age 59, was named President and Chief Executive Officer of the Company.  Mr. Paul’s salary was increased from $250,000 to $457,000.  Mr. Paul’s term of office will continue until the next annual meeting of the Board of Directors in which executive offices are appointed, or until Mr. Paul’s successor is duly elected and qualified or until his death or until he resigns or is removed in the manner provided in the Company’s By-Laws.  Also effective on February 15, 2006, Mr. Paul resigned his position as Co-Chairman of the Board of Directors.

Mr. Paul is the co-founder of the Company.  Mr. Paul previously served as the Company’s Chief Executive Officer from August 2002 until July 2003.  From July 1996 until July 2001, Mr. Paul served as Vice Chairman of the Board of Directors and from July 2001 until August 2002, and again from July 2003 until February 2006, Mr. Paul served as Co-Chairman of the Board of Directors with Judith A. Paul.  Mr. Paul has been a director since 1986.  Mr. Paul holds a law degree from the University of Illinois and an MBA from Bradley University.  Terrance Paul is Judith Paul’s husband.

Item 8.01.

Other Events.

On February 15, 2006, the Company issued a press release (the “Hickey Press Release”) announcing the resignation of Mr. Hickey.  A copy of the Hickey Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On February 16, 2006, the Company issued a press release (the “Dividend Press Release”) regarding the Company’s declaration of a quarterly cash dividend of $.05 per share, payable March 17, 2006 to shareholders of record as of March 3, 2006.  A copy of the Dividend Press Release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.	Description

10.1	Severance Agreement dated February 15, 2006 between Renaissance Learning, Inc. and John R. Hickey

99.1	Hickey Press Release dated February 15, 2006 (announcing resignation of John R. Hickey)

99.2	Dividend Press Release dated February 16, 2006 (relating to declaration of quarterly cash dividend)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 21, 2006

RENAISSANCE LEARNING, INC.

By:  /s/ Mary T. Minch

Mary T. Minch

Vice President-Finance, Chief Financial

Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement dated February 15, 2006 between Renaissance Learning, Inc. and John R. Hickey

99.1	Hickey Press Release dated February 15, 2006 (announcing resignation of John R. Hickey)

99.2	Dividend Press Release dated February 16, 2006 (relating to declaration of quarterly cash dividend)